Exhibit 99.3

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Issues Guidance
For Second Quarter, Full Year 2005

     Natchez, MS (May 9, 2005)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) is issuing guidance for the second quarter and full year 2005.

     Anticipated production for the second quarter of 2005 will decline from first quarter levels as the result of previously scheduled maintenance, repairs and other operations at the company’s primary producing properties. This includes an anticipated shut-in of the Habanero Field, in conjunction with maintenance to the host Auger platform, which was recently rescheduled forward to the second quarter. The company confirmed its previously issued production guidance for full year 2005 at a range having a mid-point of 70 million cubic feet of natural gas equivalent per day.

     The guidance, found in the table below, is expressed in ranges for the detailed components.

Second Quarter and Full Year 2005

Guidance Estimates

(In thousands, except per production unit amounts)

	Guidance for	Guidance for
	2nd Quarter 2005	Full Year 2005
Estimated production volumes:
Natural gas (Bcf)	2.2 - 2.4	10.5 - 11.5
Crude oil (Mbo)	565 - 610	2,280 - 2,570
MMcfe/d	62 - 67	66 - 74

Lease operating expenses:
Cash	$5,800 - $6,400	$24,000 - $26,000
Non-cash	—	—

Total	$5,800 - $6,400	$24,000 - $26,000

General and administrative expenses:
Cash	$1,200 - $1,400	$4,800 - $5,300
Non-cash	450 - 550	1,900 - 2,200

Total	$1,650 - $1,950	$6,700 - $7,500

Interest expense:
Cash	$3,600 - $4,000	$14,800 - $15,900
Non-cash	500 - 600	2,000 - 2,200

Total	$4,100 - $4,600	$16,800 - $18,100
Medusa Spar LLC, net of tax	$475 - $550	$1,700 - $1,900
DD & A – Oil and gas properties	$12,900 - $14,400	$56,000 - $62,000
Accretion expense	$840 - $930	$3,000 - $3,300
Amortization of premiums on derivative contracts	$500 - $560	$1,500 - $1,700

Accrual income tax rate	35%	35%
Cash income tax rate	0%	0%

(MORE)

     Listed below are the outstanding hedges for natural gas and crude oil by quarter for the remainder of 2005.

	FOR THE QUARTER ENDED
	6/30/05	9/30/05	12/31/05
Natural Gas

Collars Volume (Mmcf)	900	900	300
Ceiling	$7.75	$7.75	$7.75
Floor	$5.50	$5.50	$5.50

Floors Volume (Mmcf)	1,470	1,470	690
Put Price	$5.00	$5.00	$5.00

Crude Oil

Swaps Volume (Mbo)	—	45	45
Strike Price	—	$55.00	$55.00

Collars Volume (Mbo)	135	135	135
Ceiling	$41.17	$41.17	$41.17
Floor	$33.00	$33.00	$33.00

Collars Volume (Mbo)	45	91	91
Ceiling	$50.00	$51.98	$51.98
Floor	$40.00	$40.00	$40.00

Floors Volume (Mbo)	171	21	21
Put Price	$35.00	$35.00	$35.00

     The preceding guidance estimates contain assumptions that we believe are reasonable. These estimates are based on information that is available as of the date of this news release. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available.

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to those in our Annual Report for the year ended December 31, 2004 on Form 10-K.

     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transactions and may engage in one or more of these types of transactions without prior notice.

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